As filed with the Securities and Exchange Commission on July 6, 2021
Registration No. 333-217058

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
Under
the Securities Act of 1933

KULICKE AND SOFFA INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-1498399
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

23A Serangoon North, Avenue 5, #01-01, Singapore 554369
1005 Virginia Dr., Fort Washington, PA 19034
(Address of Principal Executive Offices and Zip Code)

2017 Equity Plan
2021 Omnibus Incentive Plan
(Full Title of the Plan)

Lester A. Wong
Senior Vice President and Chief Financial Officer
Kulicke and Soffa Industries, Inc.
23A Serangoon North, Avenue 5, #01-01
Singapore 554369
(Name and Address of Agent for Service)
(215) 784-6000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]
Emerging growth company [ ]

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-217058) (the “Prior Registration Statement”) of Kulicke and Soffa Industries, Inc. (the “Registrant”), as filed with the Securities and Exchange Commission (the “Commission”) on March 31, 2017. The Prior Registration Statement registered shares of the Registrant’s Common Stock, no par value (“Common Stock”), to be issued upon exercise or vesting of performance share units, restricted stock, restricted share units, incentive stock options, nonqualified stock options, stock appreciation rights and non-employee director stock grants granted to employees and non-employee directors of the Registrant pursuant to the Registrant’s 2017 Equity Plan (the “2017 Plan”).

On December 10, 2020, the board of directors of the Registrant approved the adoption of the Registrant’s 2021 Omnibus Incentive Plan (the “2021 Plan”), subject to approval of the Registrant’s shareholders. The Registrant’s shareholders subsequently approved the 2021 Plan at the Registrant’s annual meeting of shareholders on March 4, 2021. Under the terms of the 2021 Plan, if after October 3, 2020 any shares of Common Stock subject to awards granted under the 2017 Plan are forfeited, or if an award under the 2017 Plan expires or is settled for cash (the “Carryover Shares”), then in each such case such Carryover Shares shall, to the extent of such forfeiture, expiration or cash settlement, be added to the shares of Common Stock available for awards under the 2021 Plan. As of July 6, 2021, there were 59,886 Carryover Shares.

The Registrant has filed this Post-Effective Amendment No. 1 to add the 2021 Plan to the Prior Registration Statement, without registering any additional securities thereunder, as the Carryover Shares may now be issuable pursuant to the 2021 Plan. Contemporaneously with the filing of this Post-Effective Amendment No. 1, the Registrant is filing a Registration Statement on Form S-8 to register 3,800,651 newly authorized shares of Common Stock that may be issued pursuant to the 2021 Plan, which amount excludes Carryover Shares that may be issued beyond that newly authorized share amount. No additional shares of Common Stock are being registered by this Post-Effective Amendment No. 1.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
    The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2017 Plan and the 2021 Plan in accordance with Rule 428(b)(1) promulgated under the Securities Act. In accordance with Rule 428 promulgated under the Securities Act and the requirements of Part I of Form S-8, such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
    The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement and made a part hereof:
1.The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 3, 2020, including the information specifically incorporated by reference into the Annual Report on Form 10-K from the Registrant’s Definitive Proxy Statement for the 2021 Annual Meeting of Shareholders;
2.The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended January 2, 2021 and April 3, 2021;
3.The Registrant’s Current Reports on Form 8-K filed on December 10, 2020, February 4, 2021 (Item 8.01 only), March 4, 2021, March 5, 2021, March 5, 2021 (Item 8.01 only), May 28, 2021 (Item 8.01 only) and June 28, 2021 (Item 8.01 only); and
4.The description of Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A12G/A filed on July 17, 2000, including any and all amendments and reports filed for the purpose of updating that description.
    All documents and reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
    Not Applicable.

Item 5.	Interests of Named Experts and Counsel.
    Not Applicable.

Item 6.	Indemnification of Directors and Officers.
The Registrant’s by-laws require it to indemnify any person who is or was a party or witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation one brought by or in the right of the Registrant, by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving while a director or officer at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding, except to the extent such indemnification is prohibited by applicable law. The Registrant’s by-laws provide that such persons are automatically entitled to advances from the Registrant for the payment of certain expenses incurred by such persons upon receipt of an undertaking by or on behalf of the person to repay such advances if it is ultimately determined that the person is not entitled to indemnification by the Registrant. Notwithstanding anything to the contrary, the Registrant is not obligated to indemnify any person or advance expenses with respect to any action, suit or proceeding commenced by the person, other than mandatory counterclaims and affirmative defenses. The Registrant may indemnify employees and agents of the Registrant, and advance expenses to them, on the same basis as provided in the by-laws for directors and officers, as the board of directors of the Registrant may from time to time determine or authorize.

In addition, the Registrant has entered into separate indemnification with its directors and executive officers. These agreements generally provide, among other things, that the Registrant will indemnify the applicable director or officer, except as expressly prohibited by the laws of the Commonwealth of Pennsylvania, against any and all damages, losses, liabilities, settlements, and all other costs and expenses incurred in connection with any threatened, pending or completed claim or proceeding, whether brought by or in the right of the Registrant or by third parties (subject to certain exceptions set forth in the Indemnification Agreement), to the extent such amounts are related to acts, omissions, events or occurrences that arise from or are related to the fact that the director or officer is or was a director of the Registrant or any subsidiary of the Registrant, or is or was serving at the request or for the benefit of the Registrant. Subject to certain limitations, the indemnification agreements provide for the advancement of expenses incurred by the director or officer in connection with the proceedings described above. The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which the director or officer may be entitled.

Item 7.	Exemption from Registration Claimed.
    Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit
4.1
The Registrant’s Amended and Restated Articles of Incorporation, dated December 5, 2007, is incorporated herein by reference to Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007, SEC file number 000-00121.

4.2	The Registrant’s Amended and Restated By-Laws, dated October 22, 2015, is incorporated herein by reference to Exhibit 3(ii) to the Company's Current Report on Form 8-K dated October 22, 2015.
4.3	2017 Equity Plan, incorporated by reference herein to Exhibit 4.3 to the Form S-8 filed by the Registrant on March 31, 2017, SEC file number 333-217058.
4.4*	2021 Omnibus Incentive Plan.
5.1
Opinion of Drinker Biddle & Reath LLP with respect to the 2017 Equity Plan, incorporated by reference herein to Exhibit 5.1 to the Form S-8 filed by the Registrant on March 31, 2017, SEC file number 333-217058.

5.2*	Opinion of Faegre Drinker Biddle & Reath LLP with respect to the 2021 Omnibus Incentive Plan.
23.1	Consent of Drinker Biddle & Reath LLP with respect to the 2017 Equity Plan (included as part of Exhibit 5.1 hereto).
23.2*	Consent of Faegre Drinker Biddle & Reath LLP with respect to the 2021 Omnibus Incentive Plan (included as part of Exhibit 5.2 hereto).
23.3*	Consent of PricewaterhouseCoopers LLP.
* Filed herewith.

Item 9.	Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933 , each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 , each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Country of Singapore on this 6th day of July, 2021.

KULICKE AND SOFFA INDUSTRIES, INC.
By:	/s/ Fusen Chen
Fusen Chen President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Fusen Chen and Lester Wong, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Fusen Chen Fusen Chen	President, Chief Executive Officer and Director (Principal Executive Officer)	July 6, 2021
/s/ Lester Wong Lester Wong	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 6, 2021
/s/ Gregory F. Milzcik Gregory F. Milzcik	Director	July 6, 2021
/s/ Chin Hu Lim Chin Hu Lim	Director	July 6, 2021
/s/ David J. Richardson David J. Richardson	Director	July 6, 2021
/s/ Mui Sung Yeo Mui Sung Yeo	Director	July 6, 2021
/s/ Peter T. Kong Peter T. Kong	Director	July 6, 2021
/s/ Jon A. Olson Jon A. Olson	Director	July 6, 2021